From: SANFORD TELLER COMMUNICATIONS                        October 25, 2005
      1365 York Avenue
      New York, NY 10021
      (212) 717-0332

For:  MORTON'S RESTAURANT GROUP, INC.                      FOR IMMEDIATE RELEASE
      3333 New Hyde Park Road
      New Hyde Park, NY  11042
      (516) 627-1515
      www.mortons.com

CONTACT: ROGER DRAKE, VICE PRESIDENT - CORPORATE COMMUNICATIONS, MORTON'S RESTAURANT GROUP, INC.


MORTON'S RESTAURANT GROUP C.E.O. ALLEN J. BERNSTEIN TO STEP DOWN; COMPANY'S EXECUTIVE V.P. AND C.F.O., THOMAS J. BALDWIN, NAMED TO TOP SPOT; I.P.O. IS PLANNED

New Hyde Park, NY Morton's Restaurant Group, Inc. today announced that Allen J. Bernstein, chairman and chief executive officer since 1988, will step down, by December 31, 2005, and that the company's board of directors has named Thomas J. Baldwin, the company's executive vice president and chief financial officer, to replace him.

     Bernstein was named chairman emeritus by the board. "I will always be available to provide counsel to the company," Bernstein said.

     The company also said that it is planning to file a registration statement with the Securities and Exchange Commission relating to a proposed initial public offering of its common stock.

     When Bernstein took the helm of the company, there were nine Morton's steakhouses. Today, there are sixty-nine Morton's throughout the U.S., and in Canada, Singapore and Hong Kong.

     Mr. Bernstein thanked the Morton's Restaurant Group staff and employees, saying that "after 17 years, I know I am making the right move." He also said that he was looking forward to having a major role in new ventures with Castle Harlan, Inc., his long-time investment partner.

     Bernstein said he told the board that "Tom Baldwin has the management and leadership skills, record of major accomplishments, strategic vision and understanding of the Morton's culture needed to grow the company in the years ahead," and that the board was in unanimous agreement.

     Baldwin, who joined Morton's Restaurant Group in 1988, had previously served as a vice-president for strategic planning at Citigroup and was a business development manager for General Foods.

     As of October 25, 2005, Morton's Restaurant Group owned and operated 73 restaurants (69 Morton's, of which 65 are in the United States and one each in Hong Kong, Singapore, Toronto and Vancouver, as well as 4 Bertolini's Authentic Trattorias).

     This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements that involve certain risks and uncertainties, including, but not limited to, risks of the restaurant industry, including a highly competitive industry with many well-established competitors with greater financial and other resources than the Company, the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, demographic trends, traffic patterns, employee availability, benefits and cost increases, product safety and availability, government regulation, the Company's ability to maintain adequate financing facilities and other risks detailed from time to time in the Company's reports filed with the securities and Exchange Commission. Actual results may vary. The Company assumes no obligation to update any forward-looking statement.

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